EXHIBIT 10.1

EVANS BANK, N.A.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
FOR SENIOR EXECUTIVES

Article 1
Description, Purpose and Definitions

1.1 Name. The name of this Plan is the “Evans Bank, N.A. Supplemental Executive Retirement Plan for Senior Executives.”

1.2 Purpose. The purpose of this Plan is to provide supplemental retirement benefits to certain executives who have been designated by the Board of Directors (“Board”) of Evans Bank, N.A. (the “Bank”) as being eligible to participate in the Plan. The Plan is intended at all times to satisfy Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (and all guidance published thereunder), and the provisions of the Plan shall be construed to effectuate such intent.

1.3 Definitions. For purposes of the Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise.

“Accrued Benefit” means each Participant’s Benefit Percentage multiplied by the Participant’s Final Average Compensation, without offsets, accrued over the period of the Participant’s Required Benefit Service.

“Bank” is Evans Bank, N.A., Angola, New York.

“Benefit Percentage” means the percentage specified on each Participant’s Participation Agreement.

“Cause” means termination of Participant’s employment due to the Participant’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, material breach of the Code of Ethics of either the Bank or the Company, material violation of the Sarbanes-Oxley requirements for officers of public companies that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the reputation of the Company or the Bank, willfully engaging in actions that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the business reputation of the Company or the Bank, failure to perform stated duties after receiving written notice of the Participant’s failure to perform assigned duties, willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the Agreement.

For purposes of this Section, no act or failure to act, on the part of the Participant, shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Bank. Any act, or failure to act, based upon the direction of the Board or based upon the advice of counsel for the Bank shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Bank.

If the Bank wishes to terminate the Participant’s employment for “Cause,” the Board shall first provide the Participant with a written statement of its grounds for proposing to make such determination, and the Participant shall be afforded a reasonable opportunity to make oral and written presentations to the members of the Board to refute the grounds for proposed termination.

1.4 “Change in Control” means a change in control of the Bank or the Company, of a nature that:

(a) would be required to be reported in response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or

(b) results in a Change in Control of the Bank or the Company within the meaning of the Bank Holding Company Act, as amended, and applicable rules and regulations promulgated thereunder by the Federal Reserve Board (collectively, the “BHCA”), or under the Bank in Control Act and the rules and regulations promulgated thereunder by the Federal Reserve Board, as in effect at the time of the Change in Control; or

(c) without limitation such a Change in Control shall be deemed to have occurred at such time as (i) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of Company’s outstanding securities, except for any securities purchased by the Bank’s employee stock ownership plan or trust; or (ii) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (ii), considered as though he were a member of the Incumbent Board; or (iii) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Company or similar transaction in which the Bank or Company is not the surviving institution occurs or is implemented; or (iv) a proxy statement soliciting proxies from stockholders of the Company is distributed, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan are exchanged for or converted into cash or property or securities not issued by the Company; or (v) a tender offer is made for 25% or more of the voting securities of the Company and the shareholders owning beneficially or of record 25% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

“Company” means Evans Bancorp, Inc., a New York corporation.

“Compensation” means a Participant’s total base salary and annual cash incentive bonus paid during each calendar year, including salary deferrals into the Bank’s 401(k) plan and cafeteria plan under Code Section 125.

“Disability” means the Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Bank, or (iii) determined to be totally disabled by the Social Security Administration.

“Eligible Employee” means one of a select group of management or highly compensated employees of the Bank.

“Final Average Earnings” means Compensation averaged over the highest consecutive 5 calendar years of the Participant’s employment with the Bank.

“Participant” means an Eligible Employee who has been selected by the Administrator to participate in the Plan and who has executed a Participation Agreement.

“Participation Agreement” means the agreement set forth as Exhibit A hereto, executed by the Bank and each Participant hereunder which states (i) the date the Participant joined the Plan; (ii) the Participant’s Benefit Percentage; (iii) the Participant’s Required Benefit Service; and (iv) the time and form of payment to be made to the Participant.

“Required Benefit Service” means the number of years over which each Participant’s Accrued Benefit is scheduled to accumulate, as specified on the Participant’s Participation Agreement.

“Separation from Service” or “Separates from Service” means the Participant’s retirement or other termination of employment with the Bank within the meaning of Code Section 409A. No Separation from Service shall be deemed to occur due to military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed 6 months or, if longer, so long as the Participant’s right to reemployment is provided by law or contract. If the leave exceeds 6 months and the Participant’s right to reemployment is not provided by law or by contract, then the Executive shall have a Separation from Service on the first date immediately following such six-month period.

Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the Bank and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to an amount less than 50% of the average level of bona fide services performed over the immediately preceding 36 months (or such lesser period of time in which the Executive performed services for the Bank). The determination of whether the Participant has had a Separation from Service shall be made by applying the presumptions set forth in the Treasury Regulations under Code Section 409A.

“Specified Employee” means a key employee of the Bank or the Company within the meaning of Code Section 409A and the Treasury regulations issued thereunder.

Article 2
Eligibility

2.1 Selection of Participants. An Eligible Employee shall become a Participant in the Plan only upon his selection by the Administrator. Participation begins upon the completion of a Participation Agreement as set forth in Exhibit A hereto.

2.2 Vesting and Entitlement to Benefits. Except as provided below, a Participant shall become entitled to receive a benefit under the Plan only if the Participant Separates from Service for reasons other than for Cause, and is fully vested. Participants become fully vested after completing 10 full calendar years of service, measured from the Participant’s original date of hire with the Bank. Notwithstanding anything in this Plan to the contrary, no benefit shall be payable to a Participant whose employment is terminated for Cause or if the Participant voluntarily terminates employment before completing 10 full calendar years of service with the Bank. Participants shall become fully vested upon involuntary termination without Cause, voluntary termination due to Good Reason (as defined in Code Section 409A), Change in Control, death and disability.

Article 3
Supplemental Retirement Benefits

3.1 Retirement Benefit. Subject to the succeeding provisions of this Article, a Participant shall be entitled to an Accrued Benefit upon the Participant’s Separation from Service (other than for Cause) on or after attaining age 65. Such benefit shall be paid in accordance with the Participant’s election on the Participation Agreement (or on any subsequent Change in Election Form).

3.2 Early Retirement Benefit. If a Participant’s Separation from Service occurs prior to the date the Participant attains age 62, other than by reason of the Participant’s death or Disability or following a Change in Control, the Participant shall be entitled to the Participant’s Accrued Benefit reduced by 6% for each full calendar year prior to age 62 that the Accrued Benefit is paid. For example, if the Participant Separates from Service at upon his attainment of age 60, the Participant’s Accrued Benefit would be reduced by 12% (2 years x 6%) There is no reduction for payments that begin on or after the Participant has attained age 62. Such benefit shall be paid in accordance with the Participant’s election on the Participation Agreement (or on any subsequent Change in Election Form).

3.3 Death and Disability Benefits.

(a) If a Participant dies while employed by the Bank, the Participant’s designated beneficiary shall be paid a cash lump sum equal to the present value of the Participant’s Accrued Benefit without any reduction for early retirement, no later than 180 days after the date of the Participant’s death.

(b) If a Participant dies after his entitlement to a benefit has been established by reason of his Separation from Service but prior to the time that benefit payment(s) have commenced, such payment(s) shall be made to the Participant’s beneficiary in accordance with the Participant’s election.

(c) Each Participant may, on the Beneficiary Designation Form (attached hereto as Exhibit B), designate a beneficiary to receive any death benefit payable under this section. If no effective beneficiary designation is on file at the time of the Participant’s death, the death benefit under this section shall be paid as follows: (i) to the Participant’s surviving spouse, or (ii) if no spouse survives, to the Participant’s surviving children in equal shares, with the descendants of a child who has predeceased the Participant taking such child’s share by representation; or (iii) if none of the Participant’s spouse and descendants is living, to the representative of the Participant’s estate.

(d) The beneficiaries shall become fixed at the Participant’s death so that if a beneficiary survives the Participant but dies before final payment of the death benefit, any remaining death benefits shall be paid to the representative of such beneficiary’s estate.

(e) If a Participant Separates from Service by reason of Disability, there shall be paid to the Participant an amount equal to the benefit the Participant would have received hereunder if the Participant had attained age 65 on the date immediately preceding the Participant’s date of Disability and the Participant’s base salary had increased 3% per calendar year, then discounted to the lump sum present value as of the date of Disability, and paid as a cash lump sum no later than 180 days after the date of Disability.

3.4 Change in Control Benefit

(a) If a Participant Separates from Service with the Bank due to an involuntary termination of employment (other than for Cause) or a voluntary resignation for Good Reason (as defined in Code Section 409A) within 24 months following a Change in Control, there shall be paid to the Participant an amount equal to the present value of the Accrued Benefit the Participant would have received if (i) the Participant had attained age 65 on the date immediately preceding his date of Separation from Service; and (ii) the Participant’s Base Salary had increased 3% per calendar year, discounted to a lump sum present value. Such benefit shall be paid as a cash lump sum within 180 days following the date of such Separation from Service.

(b) Notwithstanding anything herein to the contrary, (i) the present value of the amount to be paid to the Participant upon a Change in Control shall be calculated in accordance with Code Section 280G and the regulations thereunder (i.e., using 120% of the applicable federal rate as the discount rate) and (ii) in the event that the aggregate payments or benefits to be made or afforded to a Participant in the event of a Change in Control would be deemed to include an “excess parachute payment” under Section 280G of the Code or any successor thereto, then the benefits payable hereunder shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits payable by the Bank hereunder being non-deductible pursuant to Code Section 280G and subject to an excise tax imposed under Code Section 4999.

(c) Notwithstanding anything in this Plan to the contrary, if a Participant is receiving installment payments hereunder and a change in control (as defined in Code Section 409A) occurs during the installment period, all remaining installments shall be converted into an actuarially equivalent lump sum amount and such amount shall be paid in a cash lump sum within 180 days after the effective date of such change in control.

3.5 Forfeiture of Benefit Due to Termination for Cause. Notwithstanding anything herein to the contrary, if the Participant’s employment is terminated for Cause, the Participant shall forfeit all benefits hereunder.

3.6 Form of Benefit.

(a) Upon a Participant’s entitlement to a benefit under this Plan, the Participant’s benefit shall be paid in the form of (i) 15 equal annual installment payments or (ii) a lump sum which is the present value actuarial equivalent to 15 equal annual installment payments, as designated by the Participant on the Participation Agreement, attached hereto as Exhibit A. A new Participant must designate the time and form of payment on the Participation Agreement on or before the 30th day following the date on which the Participant first became eligible to participate in the Plan, otherwise the Participant will be deemed to have elected to be paid a lump sum upon Separation from Service.

(b) A current Participant may change the form of benefit payment by filing a Change of Distribution Election Form, attached hereto as Exhibit C, with the Bank provided that such change must be elected at least 12 months before the benefit would have otherwise been paid or begun to be paid and any change to the form of payment must result in a minimum 5-year delay in the starting date of the affected payment, in accordance with Code Section 409A. No changes in the form of benefit payment shall be permitted following a Participant’s Separation from Service.

3.7 Time of Payment. Benefit payments made to a Participant or beneficiary shall commence not later than 180 days following: (i) the Participant’s Separation from Service; (ii) the Participant’s attainment of an age designated on the Participant’s Participation Agreement (or subsequent Change in Election Form); or (iii) the later of (i) or (ii), all as designated on the Participant’s Participation Agreement (or subsequent Change in Election Form). Notwithstanding the foregoing, if the Participant is a Specified Employee and the distribution under the Plan is due to Separation from Service (other than due to death or Disability), then solely to the extent necessary to avoid penalties under Code Section 409A, no distribution shall be made during the first 6 months following the Participant’s Separation from Service. Rather, any distribution which would otherwise be paid to the Participant shall be accumulated and paid to the Participant in a single cash lump sum distribution on the first day of the seventh month following such Separation from Service. All subsequent distributions shall be paid in the manner specified in the Participation Agreement (or subsequent Change in Election Form).

3.8 Payment in the Event of Incapacity or Minority. If the Administrator, in its discretion, determines that any person entitled to receive any payment under this Plan is physically, mentally or legally incapable of receiving or acknowledging receipt of payment, and no legal representative has been appointed for such person, the Administrator in its discretion may (but shall not be required to) cause any sum otherwise payable to such person to be paid to such one or more as may be chosen by the Administrator from among the following: the institution maintaining such person, such person’s spouse, children, parents or other relatives by blood or marriage, a custodian under any applicable Uniform Transfers to Minors Act or any other person determined by the Administrator to have incurred expense for such person. The Administrator’s payment based upon its good faith determination of the incapacity of the person otherwise entitled to payments under this Plan and the existence of any other person specified above shall be conclusive and binding on all persons. Any such payment shall be a complete discharge of the liabilities of the Bank under this Plan to the extent of such payment.

Article 4
Source of Benefits

4.1 Employer Funds. This Plan is unfunded, and all benefits payable to Participants and beneficiaries shall be payable solely from the general assets of the Bank. No Participant shall be required or permitted to make any contribution to the Plan.

4.2 Trust Fund. The Bank may establish a trust from which part or all of the benefits under the Plan are to be paid. If a trust is established, all of the principal and income of such trust shall remain subject to the claims of the Bank’s creditors until applied to the payment of benefits.

4.3 Participant’s Right to Funds. This Plan constitutes a mere promise by the Bank to make benefit payments in the future. Beneficial ownership of any assets, whether cash or investments, that the Bank may earmark or place in trust to pay the Participants’ benefits under this Plan shall at all times remain in the Bank, and no Participant or beneficiary shall have any property interest in any specific assets of the Bank. To the extent a Participant or any other person acquires a right to receive payments from the Bank under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Bank.

Article 5
Post-Termination of Employment Obligations

5.1 Non-Competition and Non-Solicitation. The Participant hereby covenants and agrees that, for a period of two years following his termination of employment with the Bank, the Participant shall not, without the written consent of the Bank, either directly or indirectly:

(a) solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Company or the Bank or any of their affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of the Company or the Bank or any of their affiliates or has headquarters or offices within 35 miles of the locations in which the Company or the Bank or their affiliates has business operations or has filed an application for regulatory approval to establish an office;

(b) become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, joint venturer, greater than 5% equity-owner or stockholder, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity competing with the Company or the Bank or their affiliates in the same geographic locations where the Company or the Bank or their affiliates has material business interests; provided, however, that this restriction shall not apply if the Participant’s employment is terminated following a Change in Control or due to termination of employment for Cause; or

(c) solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Company or the Bank or their affiliates to terminate an existing business or commercial relationship with the Company or the Bank or their affiliates.

5.2 Duty to Cooperate. The Participant shall, upon reasonable notice, furnish such information and assistance to the Bank and/or its affiliates, as may reasonably be required by the Bank and/or its affiliates, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Participant shall not be required to provide information or assistance with respect to any litigation between the Participant and the Bank, or any of its affiliates.

5.3 Non-Disclosure; Confidentiality. The Participant agrees that the Participant shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Participant’s’s assigned duties and for the benefit of the Company or the Bank, either during the period of the Participant’s employment or at any other time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating or belonging to the Company or the Bank, any of their respective subsidiaries, affiliated companies or businesses, which shall have been obtained by the Participant during the Participant’s employment with the Company or the Bank. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Participant; (ii) becomes known to the public subsequent to disclosure to the Participant through no wrongful act of the Participant of any representative of the Participant; or (iii) the Participant is required to disclose by applicable law, regulation or legal process (provided that the Participant provides the Company and the Bank, as the case may be, with prior notice of the contemplated disclosure and reasonably cooperates with the Company or Bank, as the case may be, at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, the Participant’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

5.4 Enforcement. All payments and benefits to the Participants under this Plan shall be subject to the Participant’s compliance with this Section. The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of the Participant’s breach of this Section, agree that, in the event of any such breach by the Participant, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by the Participant and all persons acting for or with the Participant. The Participant represents and admits that the Participant’s experience and capabilities are such that the Participant can obtain employment in a business engaged in other lines and/or of a different nature than the Bank, and that the enforcement of a remedy by way of injunction will not prevent the Bank from earning a livelihood. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies for such breach or threatened breach, including the recovery of damages from the Participant.

Article 6
Administration

6.1 Administrator. The Board shall be the Administrator of the Plan. The Board may delegate any of its administrative functions to another person, subject to revocation of such delegation at any time.

6.2 Discretion. The Administrator shall have the discretionary power and authority to determine the individuals who shall become Participants in the Plan. The Administrator shall also have the discretionary power and authority, which it shall exercise in good faith, to determine whether a Participant is entitled to a benefit under the Plan, the identity of a Participant’s beneficiary, and the amount and form of the benefit payable to any Participant or beneficiary. The Administrator shall have the discretion and authority to interpret the Plan and to make such rules and regulations as it deems necessary for the administration of the Plan and to carry out its purposes. The determinations of the Administrator shall be conclusive and binding on all persons.

6.3 Determination of Benefit. The Administrator’s good faith determination of the benefits to which a Participant, surviving spouse, or beneficiary is entitled under this Plan shall be conclusive and binding on all persons; provided, however, that this provision shall not preclude the Administrator’s correcting any error the Administrator determines to have been made in the computation of any benefit. The Administrator shall be entitled to recover from any Participant or beneficiary, or from his estate, the amount of any overpayment of benefits and may reduce the amount of future benefits payable to any Participant or beneficiary by the amount of any overpayment made with respect to the Participant.

6.4 Benefit Claim Procedure. Within a reasonable period of time following a Participant’s termination of employment, the Administrator will inform the Participant or the beneficiary of a deceased Participant of the amount of benefits, if any, payable from the Plan. Not later than 30 days after receipt of such notification, the Participant or beneficiary may file with the Administrator a written claim objecting to the amount of benefits payable under the Plan. The Administrator, not later than 90 days after receipt of such claim, will render a written decision to the claimant on the claim. If the claim is denied, in whole or in part, such decision will include the reason or reasons for the denial, a reference to the Plan provision that is the basis for the denial, a description of additional material or information, if any, necessary for the claimant to perfect the claim, an explanation as to why such information or material is necessary and an explanation of the Plan’s claim procedure. The claimant may file with the Administrator, not later than 60 days after receiving the Administrator’s written decision, a written notice of request for review of the decision, and the claimant or the claimant’s representative may review Plan documents which relate to the claim and may submit written comments to the Administrator. Not later than 60 days after receipt of such review request, the Administrator will render a written decision on the claim, which decision will include the specific reasons for the decision, including a reference to the Plan’s specific provisions where appropriate. The foregoing 90- and 60-day periods during which the Administrator must respond to the claimant may be extended by up to an additional 90 or 60 days, respectively, if special circumstances beyond the Administrator’s control so require.

6.5 Arbitration. If, within 30 days after an appealed claim is denied, a Participant notifies the Bank that a dispute exists concerning the benefits hereunder, the parties shall promptly proceed to arbitration, as described in this Section.

(a) Any disagreement, dispute, controversy or claim arising out of or relating to this Plan or the interpretation or validity hereof shall be settled exclusively and finally by arbitration. It is specifically understood and agreed that any disagreement, dispute or controversy which cannot be resolved between the parties, including without limitation any matter relating to the interpretation of this Plan, may be submitted to arbitration irrespective of the magnitude thereof, the amount in controversy or whether such disagreement, dispute or controversy would otherwise be considered justifiable or ripe for resolution by a court or arbitral tribunal. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”).

(b) The arbitral tribunal shall consist of one arbitrator who shall be an attorney of recognized standing at the bar with at least 15 years experience in the practice of law. The parties to the arbitration jointly shall directly appoint such arbitrator within 30 days of initiation of the arbitration. If the parties shall fail to appoint such arbitrator as provided above, such arbitrator shall be appointed by the AAA as provided in the Commercial Arbitration Rules and shall be a person who (i) maintains his or her principal place of business either within 75 miles of Buffalo, New York and (ii) had substantial experience in commercial and business matters. The the Bank shall pay all of the fees and expenses of the arbitrator, in a lump sum no later than 2 1/2 months after the end of the calendar year in which such expenses were incurred. The arbitration shall be conducted within the Buffalo, New York metropolitan area or in such other city in the Untied States of America as the parties to the dispute may designate by mutual written consent.

(c) At any oral hearing of evidence in connection with the arbitration, each party thereto or its legal counsel shall have the right to examine its witnesses and to cross-examine the witnesses of any opposing party. No evidence of any witness shall be presented unless the opposing party or parties shall have the opportunity to cross-examine such witness, except as the parties to the dispute otherwise agree in writing or except under extraordinary circumstances where the interests of justice require a different procedure.

(d) A decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties hereto hereby waive to the extent permitted by law any rights to appeal or to seek review of such award by any court or tribunal. The parties hereto agree that the arbitral award may be enforced, against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction thereof.

(e) Nothing herein contained shall be deemed to give, the arbitral tribunal any authority, power, or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Plan.

6.6 Indemnification. The Bank shall indemnify the Administrator and each other person to whom administrative functions are delegated against any and all liabilities that may arise out of their administration of the Plan, except those that are imposed on account of such person’s willful misconduct.

6.7 Limitation of Authority. No person performing any administrative functions with respect to the Plan shall exercise, or participate in the exercise of, any discretion with respect to his own benefit under the Plan. This provision shall not preclude such person from exercising discretionary authority with respect to the generally applicable provisions of the Plan, even though such person’s benefit may be affected by such exercise.

Article 7
Miscellaneous

7.1 Actuarial Equivalency. Whenever an actuarial equivalent must be determined under this Plan, it shall be determined using 6% interest rate and 1994 Group Annuity Reserving Table. Payments made as lump sums shall be equal to the present value of a stream of payments calculated as of the specified payment date, multiplied by the immediate lump sum factor based on the Participant’s age at that date.

7.2 Termination of Employment. A Participant shall be deemed to have terminated employment for purposes of this Plan when he or she has ceased to provide service to the Bank as an employee.

7.3 Effective Date. This Plan is effective as of January 1, 2010.

7.4 No Employment Rights. Nothing contained in this Plan shall be construed as conferring upon any employee the right to continue in the employ of the Bank.

7.5 No Compensation Guarantees. Nothing contained in this Plan shall be construed as conferring upon any employee the right to receive any specific level of compensation; nor shall the Bank be prevented in any way from modifying the manner or form in which the employee is to be compensated.

7.6 Effect on Benefit Plans. Neither benefits accrued by a Participant under this Plan nor amounts paid pursuant to the Plan following the Participant’s termination of employment shall be deemed to be salary or other compensation to the Participant for the purpose of computing benefits to which he or she may be entitled under any pension plan or other employee benefit plan or arrangement sponsored by the Bank, except to the extent such other plan expressly provides otherwise.

7.7 Rights and Benefits Not Assignable. The rights and benefits of a Participant and any other person or persons to whom payments may be made pursuant to this Plan are personal and, except for payments made to the representative of a person’s estate which may be assigned to the persons entitled to such estate, shall not be subject to any voluntary or involuntary anticipation, alienation, sale, assignment, pledge, transfer, encumbrance, attachment, garnishment by creditors of the Participant or such person or other disposition.

7.8 Amendment and Termination.

(a) The Board of Directors of the Bank may amend this Plan in such manner as it deems advisable, provided that no amendment shall reduce the accrued benefit of any Participant, determined as of the date of the adoption of such amendment.

(b) The Bank reserves the right to terminate the Plan at any time. Upon Plan termination, the Bank shall determine whether all payments of benefits shall be made in accordance with the normal distribution schedule set forth under the Plan or if payment of benefits shall be accelerated in order to wind down the Plan.

(c) Pursuant to Code Section 409A, any acceleration of the payment of benefits hereunder due to Plan termination shall comply with the following. This section shall not apply in the event that the plans are terminated proximate to an economic downturn of the Bank or the Company: (i) all arrangements sponsored by the Bank that would be aggregated with this Plan under Treasury Regulation 1.409A-1(c)(2) if any Participant covered by this Plan was also covered by any of those other arrangements are also terminated; (ii) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within 12 months of the termination of the arrangement; (iii) all payments are made within 24 months of the termination of the arrangements; and (iv) the Bank does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulation 1.409A-1(c)(2) if the same Participant participated in both arrangements, at any time within three years following the date of termination of the arrangement.

(d) Notwithstanding the foregoing, the Bank may terminate the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A) and accelerate the payment of benefits under the Plan that are subject to Code Section 409A, provided that the such benefits under the Plan are included in the Participant’s gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(e) Notwithstanding the foregoing, the Bank may terminate the Plan by irrevocable board action taken within the 30 days preceding a Change in Control (but not following a change in control) that is defined in accordance with Code Section 409A and accelerate the payment of benefits under the Plan that are subject to Code Section 409A, provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Bank are terminated so that the Participants and all executives under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the termination of the arrangements.

7.9 Tax Withholding and Payment of Code Section 409A Taxes. The Bank may withhold from any benefit payable under this Plan all federal, state, city, income, employment or other taxes as shall be required pursuant to any law or governmental regulation then in effect. Moreover, the Plan shall permit the acceleration of the time or schedule of a payment to pay employment related taxes as permitted under Treasury Regulation 1.409A-3(j) or to pay any taxes that may become due at any time that the arrangement fails to meet the requirements of Code Section 409A and the regulations and other guidance promulgated thereunder. In the latter case, such payments shall not exceed the amount required to be included in income as the result of the failure to comply with the requirements of Code Section 409A.

7.10 Acceleration of Payments. Except as specifically permitted herein or in other sections of this Plan, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated hereunder by the Bank, in accordance with the provisions of Treasury Regulation 1.409A-3(j)(4) and any subsequent guidance issued by the United States Treasury Department. Accordingly, payments may be accelerated, in accordance with requirements and conditions of the Treasury Regulations (or subsequent guidance) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the Federal government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in limited cash-outs (but not in excess of the limit under Code Section 402(g)(1)(B)); (v) in the case of certain distributions to avoid a non-allocation year under Code Section 409(p); (vi) to apply certain offsets in satisfaction of a debt of the Participant to the Bank; (vii) in satisfaction of certain bona fide disputes between the Participant and the Bank; or (viii) for any other purpose set forth in the Treasury Regulations and subsequent guidance.

7.11 Governing Law. Except to the extent preempted by federal law, this Plan shall be construed in accordance with, and governed by, the laws of the State of New York without regard to rules relating to choice of law.

7.12 Entire Agreement. This Plan constitutes the entire understand between the Bank and each Participant as to the subject matter hereof. No rights are granted to a Participant by virtue of this Agreement other than those specifically set forth herein.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Bank has caused this Plan to be executed on the day written below.

EVANS BANK, N.A.

Date:       04/08/2010 By: /s/Thomas H. Warning Jr.

EXHIBIT A

EVANS BANK, N.A.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
FOR SENIOR EXECUTIVES

PARTICIPATION AGREEMENT

Participant Name:	Date of Birth:

Participation Date:	Benefit Percentage:

Required Benefit Service:

Distribution Election

I hereby elect that my benefit will be paid in the following manner (please select only one optional form of benefit):

❒	15 Annual Installments, starting 180 days after:
	❒ ❒	Separation from Service Age

(Note: Payments before age 62 are subject to a reduction of 6% per year)
❒	the later of (i) Separation from Service or (ii) Age

(Note: Payments before age 62 are subject to a reduction of 6% per year)
OR

	❒	Lump Sum Distribution, paid within 180 days after:
		❒ ❒	Separation from Service Age

(Note: Payments before age 62 are subject to a reduction of 6% per year)
❒	the later of (i) Separation from Service or (ii) Age

(Note: Payments before age 62 are subject to a reduction of 6% per year)

Date ACKNOWLEDGED AND RECEIVED BY:	Participant EVANS BANK, N.A.
By:

Date

EXHIBIT B

EVANS BANK, N.A.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
FOR SENIOR EXECUTIVES
BENEFICIARY DESIGNATION FORM

Print Name: _________________________________________________________________

I hereby designate the following Beneficiary(ies) to receive my Death Benefit under the Plan, following my death:

PRIMARY BENEFICIARY:
Name: Name: Name:	% of Benefit: % of Benefit: % of Benefit:
SECONDARY BENEFICIARY (if all Primary Beneficiaries pre-decease the Participant):
Name: Name: Name:	% of Benefit: % of Benefit: % of Benefit:

This Beneficiary Designation hereby revokes any prior Beneficiary Designation which may have been in effect. This Beneficiary Designation is revocable.

Date Participant
ACKNOWLEDGED AND RECEIVED BY:	EVANS BANK, N.A.
By:

Date

EXHIBIT C

EVANS BANK, N.A.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
FOR SENIOR EXECUTIVES
CHANGE OF DISTRIBUTION ELECTION FORM

Print Name:

I hereby elect to change the time or form (or both) of the benefit payments that I previously designated under the Plan to be the following time and form of payment. I understand that this change in the time and/or form of the benefit payment must be elected at least 12 months before the benefit would otherwise be paid or begin to be paid and that any change, regardless of whether the change is to the time or the form (or both) must result in a minimum 5-year delay for the payment of the affected amount.

I hereby elect that my benefit will be paid in the following manner (please select only one optional form of benefit):

❒	15 Annual Installments, starting 180 days after:
	❒ ❒	Separation from Service Age

(Note: Payments before age 62 are subject to a reduction of 6% per year)
❒	the later of (i) Separation from Service or (ii) Age

(Note: Payments before age 62 are subject to a reduction of 6% per year)
OR

	❒	Lump Sum Distribution, paid within 180 days after:
		❒ ❒	Separation from Service Age

(Note: Payments before age 62 are subject to a reduction of 6% per year)
❒	the later of (i) Separation from Service or (ii) Age

(Note: Payments before age 62 are subject to a reduction of 6% per year)

Date ACKNOWLEDGED AND RECEIVED BY:	Participant EVANS BANK, N.A. By:

Date